Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in the Registration Statement on Form S-4 of Flow International Corporation of our report dated July 10, 2008, (October 29, 2008, as to the effects of the restatement discussed in Note 19), on our audit of the consolidated balance sheets of OMAX Corporation and Subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007, and to the reference to us under the heading “Experts” in the Registration Statement.
/S/ PETERSON SULLIVAN LLP
November 21, 2008
Seattle, Washington